                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                                                                                       February 4, 1997
                                                                        Year ended                        (inception)
(dollars in thousands)                                               December 31, 1998               to December 31, 1997
-------------------------------------------------------------------------------------------------------------------------
Earnings.........................................................          $8,619                            $7,781
                                                                           ======                            ======

Fixed charges....................................................          $   --                            $   --
Preferred securities distribution................................           8,360                             7,547
                                                                           ------                            ------

Total combined fixed charges and preferred
    securities distributions.....................................          $8,360                            $7,547
                                                                           ======                            ======

Ratio of earnings to combined fixed charges
    and preferred securities distributions.......................            1.03                              1.03
                                                                           ======                            ======